EXHIBIT 4.3

AMENDMENT TO

PREFERRED SHARES RIGHTS AGREEMENT

This Amendment to Preferred Shares Rights Agreement (this “Amendment”) is dated as of June 2, 2003, between Cost Plus, Inc., a California corporation (the “Company”), and EquiServe Trust Company, N.A. (the “Rights Agent”).

WHEREAS, the Company and BankBoston, N.A. a national banking association and predecessor in interest to the Rights Agent, were parties to that certain Preferred Shares Rights Agreement dated as of June 30, 1998 (the “Prior Agreement”);

WHEREAS, the Prior Agreement was amended on October 4, 2001, to revise Section 21 and to appoint the Rights Agent as successor rights agent to BankBoston under the Prior Agreement.

WHEREAS, the Prior Agreement contains provisions conferring on certain members of the Company’s Board of Directors (referred to in the Prior Agreement as “Continuing Directors”) the power to act for and on behalf of the Company with respect to certain permitted actions under the Prior Agreement;

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders to amend the Prior Agreement to remove such provisions as set forth herein;

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the Company and the Rights Agent agree as follows:

1. Amendment of Prior Agreement. Effective as of the date hereof,

(a) The text of Section 1(j) (definition of “Continuing Director”) is deleted from the Prior Agreement in its entirety and the phrase “Intentionally left blank” is inserted in its stead.

(b) References to “a majority of the Continuing Directors then in office” in Sections 1(a), 1(m), 4(b), 7(e), 11(a)(iii), 11(b), 23(a), are hereby amended to read as follows: “a majority of the Company’s Board of Directors”.

(c) Section 1(u) (definition of “Permitted Offer”) is amended to read in its entirety as follows:

“ “Permitted Offer” shall mean a tender offer for all outstanding Common Shares made in the matter prescribed by Section 14(d) of the Exchange Act and the rules and regulations promulgated thereunder; provided, however, that a majority of the Company’s Board of Directors has determined prior to the Shares Acquisition Date that the offer is both fair and otherwise in the best interests of the Company and its shareholders (taking into account all factors that such directors deem relevant).”

(d) Section 23(a) is further amended to delete the proviso from the penultimate sentence thereof.

(e) The first sentence of Section 24(a) is amended to delete the phrase “and a majority vote of the Continuing Directors”.

(f) The first sentence of Section 27 is amended to delete the parenthetical phrase (referring to the Continuing Directors) from clause (iii) thereof.

(g) The second and third sentences of Section 29 are amended to delete the parentheticals (referring to the Continuing Directors) and the third sentence of Section 29 is further amended to delete the phrase “or the Continuing Directors”.

(h) All references in the Prior Agreement to Section 1(j) are deleted from the Prior Agreement.

2. Prior Agreement in Full Force and Effect. Except as amended hereby, the Prior Agreement shall remain in full force and effect.

3. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of California and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

4. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

“COMPANY”	COST PLUS, INC.

	By:	/s/ JOHN LUTTRELL
	Name:	John Luttrell
	Title:	Chief Financial Officer

“RIGHTS AGENT”	EQUISERVE TRUST COMPANY, N.A.

	By:	/s/ MARGARET PRENTICE
	Name:	Margaret Prentice
	Title:	Managing Director